Exhibit 15.2


INDEPENDENT ACCOUNTANTS' AWARENESS LETTER


Public Service Company of New Mexico
Albuquerque, New Mexico

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Public Service Company of New Mexico for the three and nine-month periods ended September 30, 2002, as indicated in our report dated October 29, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statement No. 333-53367 and Registration Statement No. 333-73648.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE



November 12, 2002
Omaha, Nebraska